Exhibit 21.1

Subsidiaries of Registrant*

Name of Subsidiary		Jurisdiction of Formation
1.	Paas Merger Sub 1 Inc.	Delaware
2.	Paas Merger Sub 2 LLC	Delaware

*All subsidiaries are wholly owned, directly or indirectly, by the Registrant.